China Integrated Energy Reports First Quarter 2010 Financial Results; Increases Full-Year 2010 Revenue and Net Income Guidance

XI'AN, China, May 11 /PRNewswire-Asia-FirstCall/ — China Integrated Energy, Inc. (Nasdaq:CBEH - News), a leading non-state-owned integrated energy company in China, today announced its financial results for the first quarter of 2010.

—	Q1 2010 sales increase to $109.4 million, up 86.5% over first quarter 2009.
—	Q1 2010 net income increases 57.7% to $11.4 million, with EPS of 0.27.
—	All three business segments — Distribution of Finished Oil and Heavy Oil, Production and Sale of Biodiesel, and Operation of Retail Gas Stations — generate higher revenue year-over-year.
—	The Company increased full-year 2010 revenue and net income guidance to $387 million and $49.5 million, respectively.
—	Management to host earnings conference call on May 12, 2010 at10:00 am ET.

SUMMARY FINANCIALS

First Quarter 2010 Results (unaudited)

	Q1 2010	Q1 2009	CHANGE
Sales	$109.4 million	$58.7 million	+86.5%
Gross Profit	$13.3 million	$7.7 million	+73.2%
Net Income (Loss)	$11.4 million	$7.2 million	+57.7%
EPS (Fully diluted)	$0.27	$0.21	+28.6%

First Quarter 2010 Financial Results

Sales — Sales for the first quarter of 2010 were $109.4 million compared to $59.1 million in the first quarter of 2009, an increase of 86.5%. The increase was mainly due to strong market demand for finished oil products and sales growth generated by the Company's retail gas stations. China Integrated Energy reported revenue in its three business segments — Distribution of Finished Oil and Heavy Oil Products, Production and Sale of Biodiesel, and Operation of Retail Gas Stations, as follows:

First Quarter 2010 Revenue Breakdown
	Q1 2010	Q1 2009	CHANGE
Distribution of	$76.6 million	$39.3 million	+94.9%
Finished Oil and
Heavy Oil Products
%of Sales	70.0%	67.0%
Production and Sale of	$14.9 million	$11.3 million	+32.4%
Biodiesel
%of Sales	13.6%	19.2%
Operation of Retail	$17.9 million	$8.1 million	+121.3%
Gas Stations
%of Sales	16.4%	13.8%
Total Sales	$109.4 million	$58.7 million	+86.5%

"Growth was strong for both total sales and net income during the first quarter of 2010," stated Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc. "Sales volume of wholesale distribution products totaled 91,500 tons, an increase of 51.2% from the same period in 2009, due to an increase in sales to our existing customers to support their business growth and to an increase in the number of new customers. First quarter sales volume for our retail gas stations was 19,500 tons, an increase of 75.3% from the same period in 2009, as a result of increase of number of gas stations and sales volume increase per gas station. Sales volume of biodiesel for the first quarter of 2010 totaled 18,400 tons, a decrease of 11.5% compared to the same period of 2009, however the average selling price of biodiesel increased by approximately 10.9% from the same period in 2009. With 12 retail gas stations servicing 14 provinces and municipalities, an extensive petroleum distribution network and one of the largest biodiesel manufacturing facilities in China with a 50% increase in capacity scheduled to come on line in the third quarter, we continue to believe that China Integrated Energy is well positioned to capitalize on China's growing demand for energy."

Cost of Sales — Cost of sales for the first quarter of 2010 was $96.1 million compared to $51.0 million in the same period of 2009, an increase of 88.5%. The increase was attributable to an increase in production and sales activities during the first quarter of 2010. Cost of sales as a percentage of sales was approximately 87.8% for the first quarter of 2010 and 86.9% for the same period in 2009. The increase as a percentage of sales was due to change in product sales mix in wholesale distribution business.

Gross Profit and Gross Margin — Gross profit was $13.3 million for the first quarter of 2010 as compared to $7.7 million for the same period in 2009, representing a gross profit margin of approximately 12.2% and 13.1%, respectively. The decrease in gross profit margin was mainly change in product sales mix in the Company's wholesale distribution business. During the first quarter of 2010, the gross profit margin for wholesale distribution of finished oil and heavy oil products was approximately 8.6%, production and sale of biodiesel was approximately 31.5%, and operation of retail gas stations was approximately 11.2%.

Operating Expenses — Selling, general and administrative expenses for the first quarter of 2010 were approximately $1.8 million compared to $0.6 million in the same period last year. Total operating expenses as a percentage of sales was 1.7% and 1.0% for the first quarter of 2010 and 2009, respectively. The increase was mainly attributed to stock-based compensation cost related to employee stock options and various stock purchase options.

Net Income — For the quarter ended March 31, 2010, net income increased 57.7% to $11.4 million, as compared to $7.2 million in the same period of 2009. The increase was attributable to economies of scale combined with rapid growth in revenue from wholesale distribution of finished oil and heavy oil products and from the operation of retail gas stations. Earnings per share in the first quarter of 2010 were $0.27 as compared to $0.21 in the first quarter of 2009, based on 42.8 million and 34.6 million diluted weighted average shares outstanding, respectively.

Liquidity and Capital Resources

Cash and cash equivalents were $41.0 million at March 31, 2010, compared to $62.4 million at December 31, 2009. The Company had working capital of $109.1 million at March 31, 2010 compared to $121.1 million at December 31, 2009. The ratio of current assets to current liabilities was 8.5-to-1 at March 31, 2010, compared to 12.8-to-1 at the December 31, 2009. The decrease in working capital in the first quarter of 2010 was primarily due to an increase of $14.2 million in the Company's advance to suppliers for additional petroleum supply to support the growth of its wholesale distribution and retail gas station business segments. In the first quarter of 2010, the Company also leased two new gas stations for approximately $8.9 million, and made down payments of approximately $7.7 million for the new equipment for its new biodiesel production plant. Inventories were $21.8 million and the accounts receivable balance was $6.9 million on March 31, 2010, compared to $21.0 and $3.1 million on December 31, 2009, respectively. Net cash used in operations was $11.2 million in the first quarter of 2010.

Business Outlook

China Integrated Energy's future growth strategies include expanding and diversifying base of customers and suppliers for finished oil and heavy oil products, further increasing and enhancing its biodiesel production capacity and feedstock supply, and expanding its wholesale and retail distribution network through organic growth and potential acquisitions.

China Integrated Energy's core wholesale distribution business is strategically located with valuable railway access to Yunnan, Sichuan and Guizhou provinces, and benefits from an extensive distribution network and well-established base of customers and suppliers. In January 2010, the Company signed a contract with an existing wholesale distribution customer to deliver an estimated 160,000 tons of petroleum products in 2010, an increase of 62,000 tons over sales to this customer in 2010. The newly signed contract is expected to generate an additional $52 million in revenue from this customer in 2010.

China Integrated Energy is currently constructing a new biodiesel production facility in Tongchuan City, Shaanxi Province. The new production facility, adjacent to the Company's existing biodiesel production facility, is expected to add 50,000 tons to the Company's annual biodiesel production capacity, bringing total capacity to 150,000 tons. The Company expects to commence operation of the additional facility by the third quarter of 2010, with $15 million in capital expenditures budgeted for the expansion.

At March 31 2010, China Integrated Energy operated 12 retail gas stations in Shaanxi province, including two stations the Company acquired in January 2010. These two additional stations are expected to add approximately $14.2 million in revenues for FY 2010. Three stations acquired in December 2009 are expected to add approximately $19.9 million in revenues for FY2010. The Company plans to add additional retail gas stations through acquisition or lease, which should benefit its overall distribution profit margins.

"We believe that China Integrated Energy's vertically integrated business model provides a competitive advantage in the marketplace and offers unique, synergistic opportunities to generate significant growth and return on investment," added Mr. Gao. "We are one of only four companies in Shaanxi licensed to distribute both finished and heavy oil, we are the only integrated biodiesel producer with a distribution license in China and our distribution platform covers a geographic population of approximately 640 million people. Our proprietary biodiesel production capabilities enable us to utilize a variety of feedstock sources, giving us better control over our input costs and capacity utilization. Our growing retail fuel station business provides the opportunity to leverage our distribution and biodiesel production assets, while presenting additional opportunity to grow through acquisition. With plans to expand our wholesale distribution network, portfolio of retail gas stations as well as our biodiesel manufacturing capacity, along with favorable market conditions as a result of China's economic growth, favorable government initiatives and global crude oil prices, we anticipate another strong year in 2010."

Financial Outlook for 2010

For the full year ending December 31, 2010, management now expects revenues of $387 million from $382 million and net income of $49.5 million from $48 million, representing an increase of 33.7% and 30.7% compared to 2009 revenue and net income, respectively. Guidance includes an additional 50,000 tons of annual biodiesel manufacturing capacity expected to come online during the third quarter of 2010 and the lease of three additional retail gas stations. Management reserves the right to revise guidance in the future.

Conference Call Information

Interested parties may access the Company's conference call, scheduled for 10:00 a.m. EDT on May 12, 2010, by dialing 1-877-941-1430 when calling within the United States or +1-480-629-9667 when calling internationally (pass code 4297433). It is advisable to dial in approximately 5-10 minutes prior to the start of the call. A replay will be available through May 19, 2010 and can be accessed by dialing 1-800-406-7325 (U.S.), +1-303-590-3030 (Int'l), passcode 4297433.

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net or at the following link: http://viavid.net/dce.aspx?sid=00007511 .. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About China Integrated Energy, Inc.

China Integrated Energy, Inc. is a leading non-state-owned integrated energy company in the PRC engaged in three business segments: the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel, and the operation of retail gas stations. The Company's primary business segment is the wholesale distribution of finished oil and heavy oil products. The Company also operates a 100,000-ton biodiesel production plant with an additional 50,000-ton biodiesel production plant under construction, and twelve retail gas stations in China.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward- looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

    Company
     Susan Zhou
     Vice President, Investor Relations
     Tel:   +1-305-393-5536
     Email: susan.zhou@cbeh.net.cn

    HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net
     Web:   http://www.hcinternational.net

PART 1. FINANCIAL INFORMATION
Item 1. Consolidated Financial Statements
CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$40,967,385	$62,415,443
Accounts receivable	6,878,367	3,099,587
Other receivables and deposits	1,182,927	7,231,586
Prepaid expenses	3,921,161	3,145,502
Advance to suppliers	48,772,007	34,544,100
Inventories, net	21,843,594	20,954,851

Total current assets	123,565,441	131,391,069

Prepaid rents	30,869,398	24,620,685

Property, plant and equipment, at cost	10,466,490	10,017,987
Construction in progress	7,704,856	-
Less accumulated depreciation	(2,714,157)	(2,456,080)
Property, plant and equipment , net	15,457,189	7,561,907

Intangible asset, net	10,480,929	-

Total noncurrent assets	56,807,516	32,182,592

TOTAL ASSETS	$180,372,957	$163,573,661

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$816,880	$-
Advance from customers	7,247,886	1,903,124
Taxes payable	882,254	1,242,931
Other payables	1,131,393	2,700,988
Loans payable	4,395,089	4,395,025

Total current liabilities	14,473,502	10,242,068

TOTAL LIABILITIES	14,473,502	10,242,068

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value; authorized shares
10,000,000; issued and ourstanding 2,815,753 and
3,115,753 shares at March 31, 2010 and December 31 2009, respectively	2,815	3,115
Common stock, $.0001 par value; authorized shares
79,000,000; issued and outstanding 33,569,091 and
33,269,091 shares at March 31, 2010 and December 31, 2009, respectively	3,356	3,326
Additional paid in capital	76,986,338	75,858,994
Statutory reserve	4,920,114	4,920,114
Accumulated other comprehensive income	5,554,434	5,473,420
Retained earnings	78,432,398	67,072,624

Total stockholders' equity	165,899,455	153,331,593

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$180,372,957	$163,573,661

CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

(Unaudited)	For The Three Months Ended March 31,
	2010	2009

Sales	$109,416,050	$58,658,668

Cost of goods sold	96,120,907	50,981,714

Gross profit	13,295,143	7,676,954

Selling, general and administrative expenses	1,843,456	555,849

Income from operations	11,451,687	7,121,105

Non-operating income (expenses)
Interest expenses	(50,785)	(33,518)
Subsidy income	-	116,964
Other expense	(41,128)	(3,299)

Total non-operating income (expenses)	(91,913)	80,147

Net income	11,359,774	7,201,252

Other comprehensive item
Foreign currency translation gain (Loss)	79,883	(50,784)

Comprehensive Income	$11,439,657	$7,150,468

Basic and diluted weighted average shares outstanding
Basic	33,319,091	27,169,091
Diluted	42,807,628	34,622,712

Basic and diluted net earnings per share available to common stockholders
Basic	$0.34	$0.27
Diluted	$0.27	$0.21

CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)	For The Three Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,359,774	$7,201,252
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	321,142	292,744
Stock based compensation	1,127,074	82,590
(Increase) decrease in current assets:
Accounts receivable	(3,777,960)	2,597,481
Other receivables, deposits and prepaid expenses	(924,587)	3,789,723
Advance to suppliers	(14,224,483)	2,478,674
Inventories	(888,254)	1,627,802
Prepaid expenses - Rents, non-current	(8,047,836)	322,565
Increase (decrease) in current liabilities:
Accounts payable	816,713	-
Advance from customers	5,343,638	(3,703,649)
Taxes payable	(360,621)	84,725
Other payables and accrued expenses	(1,991,970)	(3,025,122)

Net cash provided by (used in) operating activities	(11,247,370)	11,748,785

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,716)	(3,324)
Business acquisition	(2,490,040)	-
Construction in progress	(7,703,276)	-

Net cash used in investing activities	(10,198,032)	(3,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash released	-	522,500
Repayment of auto loans and notes payable	-	(14,473)

Net cash provided by financing activities	-	508,027

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	(2,656)	14,086

NET INCREASE IN CASH AND CASH EQUIVALENTS	(21,448,058)	12,267,574

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	62,415,443	23,119,028

CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,967,385	$35,386,602

Supplemental Cash flow data:
Income tax paid	$-	$-
Interest paid	$64,166	$38,372